                                                                EXHIBIT 11(C)(2)


                                A+ SHAREHOLDERS'

                           OPTION AND SALE AGREEMENT

                                  BY AND AMONG

                                METROCALL, INC.

                                      AND

                            CERTAIN SHAREHOLDERS OF

                                A+ NETWORK, INC.



                                  May 16, 1996

                   A+ SHAREHOLDERS' OPTION AND SALE AGREEMENT



1.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    -------------------

2.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    ------------------------------
    2.1.     Representations and Warranties of the Shareholders . . . . . . . . . . . . . . . . . . . . . . 4
             --------------------------------------------------
    2.1.1    Binding Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             -----------------
    2.1.2    No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             -----------
    2.1.3    Ownership of Owned Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             -------------------------
    2.1.4    Purchase Not for Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             -----------------------------
    2.1.5    Tax Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             ------------------
    2.2      Representations and Warranties of MC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             ------------------------------------
    2.2.1    Binding Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             -----------------
    2.2.2    No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             -----------
    2.2.3    Purchase Not for Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             -----------------------------
    2.2.4    MC Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             -------------

3.  Transactions for Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    -----------------------
    3.1      Certain Prohibited Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             ----------------------------
    3.2      Scenario I Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             -----------------------
    3.2.1    Cash Purchase of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             ------------------------
    3.2.2    Scenario I Option. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             -----------------

3.3 Scenario II Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    ------------------------
    3.3.1    Scenario II Trigger Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             -------------------------
    3.3.2    Scenario II Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             ------------------
    3.3.3    Scenario II Mandatory Share Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             ------------------------------------
    3.3.4    Savings Clause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
             --------------

4.  Voting Agreement and Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    --------------------------

5.  Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    -------

6.  Registration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    ------------

7.  Specific Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    --------------------

8.  Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    -----------

9.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    --------

10. Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    ---------

11. Scope of Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    ------------------

12. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    -------

13. Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    ----------------

14. Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    ----------------------

15. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    ------------

16. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    -------------

17. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    -----------

18. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    ---------------

19. No Solicitation; Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    -----------------------------

                   A+ SHAREHOLDERS' OPTION AND SALE AGREEMENT


    A+ SHAREHOLDERS' OPTION AND SALE AGREEMENT, dated as of May 16, 1996 (this "Agreement"), by and among Metrocall, Inc., a Delaware corporation ("MC"), and the shareholders identified on Annex I hereto (each, a "Shareholder" and collectively, the "Shareholders") of A+ Network, Inc., a Tennessee corporation ("AN").

    WHEREAS, MC and AN have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which it is intended that a business combination be accomplished by MC commencing a cash tender offer (the "Offer") for certain issued and outstanding shares of common stock of AN, $.01 par value (the "Shares"), together with the related share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated February 16, 1995 by and between AN and First Union National Bank of North Carolina, as Rights Agent (the "Rights Plan"), to be followed by a merger of AN with and into MC (the "Merger");

    WHEREAS, as of the date hereof, each of the Shareholders is beneficial owner of, and, except for the RR Option Shares (as defined below), has the sole right to vote and dispose of, the number of Shares (together with the related rights) which is set forth opposite such Shareholder's name in Annex II (the "Owned Shares"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, MC has required that each of the Shareholders agree, and each of the Shareholders is willing to agree, upon the terms and subject to the conditions set forth herein, to grant MC certain rights with respect to certain of the Owned Shares.

    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

    1.       Certain Definitions.

    "Adjusted Owned Shares" shall mean such number of Shares, as selected by MC, that in the aggregate is greater than 40%, but does not exceed 49.9% (or such lesser percentage as may be required by applicable law), of the issued and outstanding Shares on the date of calculation. The RR Option Shares shall be disregarded for purposes of calculating the Adjusted Owned Shares for each Shareholder's pro rata share under Section 3.3.1.

    "AN Acquisition Proposal" shall mean any proposal relating to (i) a possible acquisition of AN, whether by way of merger, purchase of all or substantially all of the assets of AN, or any similar transaction, or (ii) a tender offer for more than 5% of the Shares (excluding AN Pending Transactions as defined in the Merger Agreement or any other transactions permitted by
Section 5.1(a)of the Merger Agreement).

    "AN Securities" shall mean the Owned Shares, together with all options and other rights to purchase Shares granted to MC pursuant to this Agreement.

    "Average MC Share Price" shall mean the average of the last reported bid price per MC Share on the Nasdaq National Market for the 50 consecutive trading days ending on the trading day that is five trading days prior to the relevant date of Closing, provided that the Average MC Share Price shall not exceed $21.88 or be less than $17.90.

    "Cash Purchase Shares" shall mean a number of Shares equal to 40% of the number of Owned Shares.

    "Closing" shall mean the closing of the sale of any AN Securities, which in each case shall occur at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington D.C. 20037, at 11:00 a.m. (Eastern Time) on the date specified herein for such closing.

    "Conversion Ratio" shall have the meaning set forth in Section 2.2 of the Merger Agreement, provided, that for the purposes of this Agreement, the Conversion Ratio shall be calculated using the Average MC Share Price as defined above.

    "Effective Time" shall have the meaning set forth in Section 1.5 of the Merger Agreement.

    "Evidence of Financing" shall mean a letter of credit or other acceptable financing commitment satisfying MC's obligations with respect to the Scenario I Option under Section 2.5 of the Merger Agreement.

    "Exercise Conditions" shall have the meaning set forth in Section 3.2.2(c).

    "FCC" shall mean the Federal Communications Commission.

     "Final Regulatory Order" shall mean a Regulatory Order as to which (i) no petition for rehearing or reconsideration of the action or order is pending before the FCC and the time for filing any such petition has passed; and (ii) the FCC does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed.

    "MC Securities" shall mean the MC Shares and VCRs issuable to the Shareholders pursuant to this Agreement or the Merger Agreement.

    "MC Shares" shall mean duly authorized, validly issued, fully paid and nonassessable shares of common stock of MC, $.01 par value.

    "Option Period" shall have the meaning set forth in Section 3.2.2(b).

    "RR Option Shares" shall have the meaning set forth in Section 2.1.3(b).

    "Regulatory Order" shall mean an action taken or order issued by the FCC with respect to the AN Licenses (as defined in the Merger Agreement) as to which (i) no request for stay by the FCC of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; and (ii) with respect to an action taken or order issued by the FCC granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by AN and MC or that are routine conditions with respect to transfers of this nature.


    "Scenario I Option" shall have the meaning given such term in Section
3.2.2.

    "Scenario I Option Shares" shall mean, with respect to each Shareholder, all of the Owned Shares owned by such Shareholder (other than the Cash Purchase Shares previously purchased by MC, or with respect to Mr. Russenberger, the RR Option Shares).

    "Scenario II Option" shall have the meaning given such term in Section
3.3.2.

    "Scenario II Option Shares" shall mean, with respect to each Shareholder, all of the Owned Shares owned by such Shareholder (other than the Adjusted Owned Shares previously purchased by MC, or with respect to Mr. Russenberger, the RR Option Shares).

    "Scenario II Tender Offer" shall have the meaning given such term in
Section 3.3.2 hereof.

    "Scenario II Trigger Event" shall occur if (i) prior to expiration of the Offer, AN receives an AN Acquisition Proposal or an event described in Section 7.1(d)(iv) of the Merger Agreement occurs, (ii) the Offer expires in accordance with its terms (including any extension permitted under Section 1.1 of the Merger Agreement) without any Shares accepted for payment in circumstances in which all conditions to the Offer other than the Minimum Condition or the condition relating to an injunction in paragraph (c)(II) of Annex A to the Merger Agreement, shall have been satisfied, and (iii) as soon as practicable, but in no event later than two business days after the expiration of the Offer, MC gives notice to AN and the Shareholders of its election not to terminate the Merger Agreement pursuant to Section 7.1(d) (iv) or (v) of the Merger Agreement, but in lieu thereof shall have elected to exercise its rights under
Section 3.3 hereof.

    "Scenario II Trigger Shares" shall mean the Adjusted Owned Shares minus the Cash Purchase Shares.

    "VCR" has the same meaning as set forth in Section 2.1 of the Merger Agreement.

    2.       Representations and Warranties.

             2.1. Representations and Warranties of the Shareholders. Each of the Shareholders, individually and not jointly, represents and warrants to MC with respect to itself as follows:

             2.1.1 Binding Agreement. Such Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             2.1.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) require on the part of such Shareholder, any permit, authorization, consent or approval of, or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Securities Act of 1933 (the "Securities Act"), the Communications Act of 1934, as amended (the "Communications Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), or state public utility or public service laws (if any)) with, or notification to, any governmental entity, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any contract, agreement, instrument, commitment, arrangement or understanding with respect to any of the Owned Shares owned by such Shareholder, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim upon such shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate any order, writ, injunctions decree, statute, rule or regulation applicable to such Shareholder or to the Owned Shares owned by such Shareholder, excluding from the foregoing clauses (a)-(d) such violations, breaches or defaults which would not, individually or in the aggregate, prevent such Shareholder from consummating the transactions contemplated hereby.

             2.1.3 Ownership of Owned Shares. (a) With respect to all the Owned Shares (other than the RR Option Shares), except as otherwise provided in this Agreement, such Shareholder is the beneficial owner of the number of Shares set forth opposite such Shareholder's name in Annex II hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than pledges pursuant to commercially customary brokers' margin accounts which would not restrict the exercise of any of the options hereunder upon payment of the margin loan) or as otherwise set forth in Annex II or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares), other than those arising under the Securities Act of 1933 and applicable state securities laws.

             (b) With respect to 299,375 of the Owned Shares of which Mr. Ray Russenberger is the beneficial owner, (the "RR Option Shares"), Mr. Russenberger has granted options in favor of certain persons and, therefore, the RR Option Shares are not available for sale hereunder.

             2.1.4 Purchase Not for Distribution. Any MC Securities will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act, and in compliance with applicable state securities laws.

             2.1.5 Tax Representation. Each of the Shareholders has no present intention to transfer any MC Securities.

    2.2 Representations and Warranties of MC. MC represents and warrants to the Shareholders as follows:

             2.2.1 Binding Agreement. MC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MC and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MC. MC has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of MC, enforceable against MC in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             2.2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by MC of the transactions contemplated hereby, nor the compliance by MC with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any permit, authorization, consent or approval of, or filing (except for filings under the 1934 Act, the Securities Act, the HSR Act, the Communications Act, or state public utility or public service laws (if any)) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate any order, writ, injunction, decree or law applicable to MC, excluding from the foregoing clauses (b)-(e) such violations, breaches or defaults which would not, individually or in the aggregate, prevent the MC from consummating the transactions contemplated hereby.

             2.2.3 Purchase Not for Distribution. The AN Securities are not being acquired with a view to the public distribution thereof (except as provided in Section 5.16 of the Merger Agreement) and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

             2.2.4   MC Securities.

    The MC Securities have been duly authorized, and, if issued, will be validly issued, and any MC Shares issuable pursuant hereto will be fully paid and nonassessable and not subject to preemptive (or similar) rights; and any VCRs issuable pursuant hereto will represent unsecured obligations of MC ranking pari passu with all other general obligations of MC.

    3.       Transactions for Shares

    3.1 Certain Prohibited Transfers. Each Shareholder agrees not, during the term of this Agreement, to:

             (a) grant any proxies or enter into a voting agreement or other arrangement with respect to any Owned Shares (other than the RR Option Shares) owned by such Shareholder, other than this Agreement;

             (b) deposit any Owned Shares owned by such Shareholder into a voting trust;

             (c) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Owned Shares held by such Shareholder, other than pursuant to this Agreement or, with respect to Mr. Russenberger, pursuant to the exercise of options to purchase the RR Option Shares; provided, that each Shareholder may pledge its Owned Shares pursuant to a bona fide pledge to secure indebtedness of such Shareholder, and may transfer Shares by gift to or for the benefit of immediate family members, provided further, that as a condition to any such pledge or gift the pledgee or donee must acknowledge and agree to be bound by the provisions of this Agreement with respect to such Owned Shares; nor

             (d) tender any Owned Shares pursuant to the Offer or any other tender offer.

    3.2      Scenario I Transactions.

             3.2.1 Cash Purchase of Shares. (a) Subject to and conditioned upon the consummation of the Offer, each Shareholder agrees to sell and MC agrees to purchase from the Shareholders on a pro rata basis the Cash Purchase Shares for a cash purchase price of $21.10 per Share, or such higher price as shall be paid for Shares tendered pursuant to the Offer.

             (b) The Closing of the sale of the Cash Purchase Shares shall occur no later than the first business day after which payment is made for any Shares MC has accepted for payment under the Offer. At the Closing each Shareholder will deliver to MC a certificate or certificates representing the Cash Purchase Shares owned by such Shareholder, and MC shall make payment of the purchase price therefor to each Shareholder in immediately available funds.

             3.2.2   Scenario I Option.

             (a) Each Shareholder hereby grants to MC the exclusive and irrevocable option to purchase all, but not less than all, the Scenario I Option Shares, upon the terms and subject to conditions set forth herein (the "Scenario I Option").

             (b) The Scenario I Option may be exercised by MC in whole, but not in part, following satisfaction of the Exercise Conditions, for a period commencing upon the later to occur of (i) 61 days after MC has delivered the Evidence of Financing and (ii) the receipt by MC of a Regulatory Order from the FCC, and ending on the earlier of six months after the Closing of the purchase by MC of the Cash Purchase Shares or the termination of this Agreement in accordance with its terms (the "Option Period").

             (c) For purposes hereof, the Exercise Conditions, each of which is required to be satisfied prior to the exercise of the Scenario I Option, shall be: (i) the occurrence of the Closing of the purchase by MC of the Cash Purchase Shares; (ii) the approval and adoption of the Merger Agreement by the requisite vote of the holders of capital stock of MC in accordance with the provisions of the Delaware General Corporation Law and the Certificate of Incorporation and By-Laws of MC and the requirements of the Nasdaq National Market System; and (iii) the absence of any material breach by MC of its obligations and agreements in the Merger Agreement that is continuing and has not been cured.

             (d) In the event MC is entitled to and wishes to exercise the Scenario I Option, MC shall send a written notice to the Shareholders specifying a date (not less than five nor more than ten business days from the date such notice is given) for the Closing of the purchase of all, but not less than all, the Scenario I Option Shares.

             (e) The consideration to be paid to each Shareholder upon exercise by MC of the Scenario I Option shall equal (i) such number of MC Shares equal to the Conversion Ratio as of the date of the Closing of the Scenario I Option, multiplied by the number of

Scenario I Option Shares owned by such Shareholder, (ii) a number of VCRs to become effective upon the Effective Time, in an amount equal to the number of MC Shares to be received pursuant to clause (i), plus cash, if any, for fractional MC Shares and VCRs calculated pursuant to the formula in Section 2.3(f) of the Merger Agreement.

             (f) At the Closing of the Scenario I Option, each Shareholder will deliver to MC a certificate or certificates representing the Scenario I Option Shares owned by such Shareholder, duly endorsed for transfer or accompanied by appropriate stock powers, and MC shall issue or deliver to such Shareholder certificates representing the number of MC Shares and VCRs to which such Shareholder is entitled, and payment will be made in immediately available funds representing any cash for fractional MC Shares or VCRs to which such Shareholder is entitled. MC shall pay any transfer tax arising out of the exercise of the Scenario I Option.

             (g) In the event that the Merger Consideration per Share (as defined in the Merger Agreement) includes a greater number of MC shares or VCRs than has been or would otherwise be paid pursuant to Section 3.2.2(e), with respect to each Scenario I Option Share held by a Shareholder immediately prior to the closing of the Scenario I Option, MC shall pay each Shareholder such additional MC Shares and VCRs, together with cash for fractional Shares and VCRs as are necessary to provide each Shareholder the same Merger Consideration per Share as all shareholders of AN receive in the Merger.

    3.3      Scenario II Transactions.

             3.3.1   Scenario II Trigger Event

             (a) In the event of a Scenario II Trigger Event, MC shall have the right, but not the obligation, to purchase from the Shareholders on a pro rata basis all, but not less than all, the Adjusted Owned Shares, as follows:

             (i) all, but not less than all, of the Cash Purchase Shares, for a purchase price of $21.10 per Share in cash, or, if higher, the highest price per Share as had been offered by MC pursuant to the Offer prior to its termination or expiration; and

             (ii) the Scenario II Trigger Shares, for consideration to be paid to each Shareholder equal to (A) such number of MC Shares equal to the Conversion Ratio as of the date of the Closing of the purchase of the Scenario II Trigger Shares, multiplied by the number of Scenario II Trigger Shares, (B) a number of VCRs to become effective upon the Effective Time, in an amount equal to the number of MC Shares to be received pursuant to Clause (A), plus cash, if any, for fractional MC Shares and VCRs calculated pursuant to the formula in Section 2.3(f) of the Merger Agreement.

             (iii) in the event that the Merger Consideration per Share (as defined in the Merger Agreement) includes a greater number of MC shares or VCRs than has been or would otherwise be paid pursuant to Section 3.3.1(a)(ii), with respect to each Scenario II Trigger Share held by a Shareholder immediately prior to the Closing of the sale of the Adjusted Owned Shares, MC shall pay each Shareholder such additional MC Shares and VCRs, together with cash for fractional Shares and VCRs as are necessary to provide each Shareholder the same Merger Consideration per Share as all shareholders of AN receive in the Merger.

             (b) The Closing of the sale of the Adjusted Owned Shares will take place no later than two business days after the occurrence of the Scenario II Trigger Event. Notwithstanding the foregoing, if, prior to the date of such Closing, a court of competent jurisdiction shall have enjoined the consummation of the transactions contemplated by this Agreement, MC shall have the right to extend the date of such Closing for up to 60 days and so long as MC is not in breach of Section 18, to control the proceedings to seek to vacate or remove the injunction so long as MC is diligently pursuing such remedy, provided, MC may not settle any litigation involving such injunction in a manner adverse to any of the Shareholders without the prior consent of all the Shareholders.

             (c) At the Closing of the sale of the Adjusted Owned Shares, each Shareholder will deliver to MC a certificate or certificates representing the Adjusted Owned Shares, duly endorsed for transfer or accompanied by appropriate stock powers, and MC shall make payment of cash in immediately available funds representing the purchase price for the Cash Purchase Shares owned by such Shareholder and, if applicable, MC shall issue or deliver to such Shareholder certificates representing the number of MC Shares and VCRs to which such Shareholder is entitled pursuant to this Section 3.3.1, and shall make payment in immediately available funds representing any cash for fractional MC Shares or VCRs to which such Shareholder is entitled.

    3.3.2 Scenario II Option. Subject to the Closing of the sale of the Adjusted Owned Shares, MC shall use its reasonable best efforts, to the extent permitted by applicable law, including the receipt of a Regulatory Order, to commence a new tender offer pursuant to which MC shall offer to purchase no less than the number of Shares constituting the Minimum Condition for the Offer at a price no less than the highest price offered in the Offer ("Scenario II Tender Offer"). In such event, and subject to and conditioned upon the purchase of Shares pursuant to the Scenario II Tender Offer, each Shareholder hereby grants to MC the exclusive and irrevocable option during the Option Period, to purchase all, but not less than all, of the Scenario II Option Shares (the "Scenario II Option"), which Option shall have the same terms and conditions (other than the number of shares to be purchased) as the Scenario I Option.

    3.3.3 Scenario II Mandatory Share Purchase. Subject to the Closing of the sale of the Adjusted Owned Shares, in the event that a Scenario II Tender Offer expires without MC purchasing any shares, MC shall use its reasonable best efforts to acquire as soon as practicable the remainder of the Scenario II Option Shares. In such event, each Shareholder hereby grants to MC the exclusive and irrevocable option during the Option Period ("Mandatory Option") to purchase all, but not less than all, of the remainder of the Scenario II Option Shares and MC shall be required to exercise such option as promptly as possible. MC shall not effect the Merger unless prior to the Effective Time, MC shall have exercised the Mandatory Option, which shall have the same terms and conditions (other than the number of shares to be purchased) as the Scenario I Option.

    3.3.4 Savings Clause. Notwithstanding the Scenario I Option and the Scenario II Option, each Shareholder shall have the right upon the terms and conditions of the Merger Agreement, to receive the Merger Consideration for any Shares owned by such Shareholder as of the Effective Time.

    4. Voting Agreement and Proxy. (a) The Owned Shares will be voted during the term of this Agreement as follows to the extent permitted by applicable law:

                     (i) in favor of the transactions contemplated by the Merger Agreement; and

                     (ii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving AN or any of its subsidiaries, or
    (B) a sale or transfer of a material amount of assets of AN or any of its subsidiaries or the issuance of any securities of AN or any subisidiary.

    (b) Each Shareholder constitutes and appoints MC or its officers, and each of them, with full power of substitution, to be his true and lawful proxy and attorney-in-fact during the Option Period to vote all Owned Shares (other than Shares purchased by MC) solely with respect to the matters described in, and in accordance with, Section 4(a). This proxy shall be deemed coupled with an interest, and is irrevocable. In lieu of MC exercising its proxy, MC may elect to have each Shareholder vote its respective Owned Shares in accordance with Section 4 (a), provided that such Shares may be voted in person or by proxy.

    (c) Nothing contained in this Agreement (including without limitation Sections 3 and 4) shall give MC any control or responsibility for AN's facilities, including without limitation control of use of the facilities; daily operations; policy decisions, including preparing and filing applications with the FCC; employment, supervision and dismissal of personnel; payment of financing obligations, including expenses arising out of operations. MC shall not receive any monies and profits derived from the operation of the AN facilities.

    5.       Legends.         (a)  Upon issuance to MC of any Shares upon
purchase thereof pursuant to this Agreement, such Shares shall be endorsed with a restrictive legend which shall read substantially as follows:

    "THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 15, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR."

    (b) Upon issuance to each Shareholder of any Shares pursuant to this Agreement, all certificates representing the MC Securities acquired by such Shareholder shall be endorsed with a restrictive legend which shall read substantially as follows:

    "THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

    6.       Registration.

             (a) Shelf Registration. As promptly as practicable but no later than 90 days after the earlier of the first Closing in which MC Securities are received by the Shareholders, or, if any of the MC Securities received by the Shareholders in the Merger have not been registered, the Effective Time, MC shall file and use its best efforts to cause to be declared effective a "shelf" registration statement (the "Registration Statement") on any appropriate form pursuant to Rule 415 (or similar rule that may be adopted by the Securities and Exchange Commission ("SEC")) under the Securities Act for all such unregistered MC Securities received by the Shareholders (the "Registrable Securities"), which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof. Except as set forth below, MC agrees to use its best efforts to keep the Registration Statement continuously effective and usable for resale of Registrable Securities, for a period of 36 months from the first Closing in which MC Securities are received by the Shareholders or such shorter period which will terminate upon the earlier of (i) consummation of the Merger and the registration on a Registration Statement of all the MC Securities issued to the Shareholders pursuant to this Agreement or the Merger (ii) when all the Registrable Securities have been sold pursuant to the Registration Statement or (iii) in the case of an underwritten public offering, when such underwriter has completed the distribution of all the Registrable Securities (the "Effective Period"). MC shall prepare and file with the SEC amendments and post-effective amendments to the Registration Statement and such amendments and supplements to the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration during the Effective Period or as may be required by the rules, regulations or instructions applicable to the registration form utilized by MC or by the Securities Act or rules and regulations thereunder for shelf registration or otherwise necessary to keep the Registration Statement effective for the Effective Period and cause the prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act during the Effective Period; provided, that before filing the Registration Statement or a prospectus contained therein, or any amendments or supplements thereto, MC will furnish to the Shareholders and their counsel for review and comment, copies of all documents proposed to be filed. The selling Shareholders shall have the right to select the intended method of distribution under the Registration Statement.

             (b) Blue Sky. MC shall use its best efforts to qualify all Registrable Securities under any applicable state securities laws; provided, however, that purchaser shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

             (c) Selection of Underwriters. If any offering pursuant to the Registration Statement is an underwritten offering, MC will select a managing underwriter, which managing underwriter shall be reasonably satisfactory to the selling Shareholders holding a majority in number of the Registrable Securities; provided, however, that the selling Shareholders holding a majority in number of the Registrable Securities shall be entitled to select one co-managing underwriter, which co-managing underwriter shall be reasonably satisfactory to MC.

             (d) Blackout Period. MC shall be entitled to (i) postpone the filing or effectiveness of the Registration Statement, or (ii) if effective, elect that the Registration Statement not be useable and require the Shareholders to suspend sales pursuant to the prospectus contained therein, for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if the MC determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related prospectus) would interfere with any pending material acquisition, material corporate reorganization or any other material corporate development involving the MC or any of its subsidiaries or would require premature disclosure thereof. MC shall promptly give the Shareholders written notice of such determination, containing a general statement of the reasons for such postponement or restriction on use and an approximation of the anticipated delay; provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months during the Effective Period shall not exceed 120 days.

             (e) Holdback Agreement. If during the period commencing 90 days after the effectiveness of the Registration Statement (i) MC shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to MC Securities and (ii) with reasonable prior notice, MC (in the case of a non-underwritten offering by MC pursuant to such registration statement) advises the Shareholders in writing that a public sale or distribution of Registrable Securities would adversely affect such offering or the managing underwriter (in the case of an underwritten offering by MC pursuant to such registration statement) advises MC and the Shareholders in writing that a public sale or distribution of Registrable Securities would adversely affect such offering, then each Shareholder shall, to the extent not prohibited by applicable law, (x) refrain from effecting any public sale or distribution of such Registrable Securities commencing on the effectiveness of such registration statement, (y) be entitled to include such Registrable Securities in such registration statement, subject to customary underwriter cut back, and sell such Registrable Securities pursuant thereto, and (z) sign a customary lock-up agreement with the managing underwriter (in the case of an underwritten offering) or the MC of scope and duration identical to the scope and duration of the lock-up agreement signed by the MC and each director and executive officer of the MC, but in no event to exceed 90 days. Notwithstanding the foregoing, in the event the Registrable Securities held by the selling Shareholders are cut back in the registration statement of MC pursuant to clause (y) and the selling Shareholders may only include in the registration statement pursuant to clause (y) an amount of Registrable Securities less than the greater of (A) 250,000 MC Shares and 250,000 VCRs (as adjusted for stock splits, stock dividends and similar events) and (B) 25% of the number of MC Securities registered pursuant to such registration statement, then the provisions of this clause (e) shall not restrict the sale of Registrable Securities by the selling Shareholders pursuant to the Registration Statement.

             (f) Expenses. The Registration Statement shall be prepared and filed at MC's expense, including underwriting discounts or commissions, brokers' fees, "blue sky" fees and the fees and disbursements of purchaser's counsel and accountants related thereto, and the fees and disbursements of one counsel for the Shareholders.

             (g) Shareholders Information. The Shareholders shall provide in writing all information reasonably requested by MC for inclusion in or in connection with the Registration Statement and any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (h) Underwriting Agreement. In connection with any underwritten registration pursuant to this Section 6, (i) MC and the Shareholders shall provide each other and any underwriter of the offering, if any, with customary representations, warranties, covenants, indemnification and contribution in connection with such registration, (ii) MC shall obtain opinions of counsel to the MC and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the Shareholders) addressed to each selling Shareholder and the underwriters, if any, covering the matters customarily covered in opinions requested in comparable offerings, and (iii) MC shall obtain "cold comfort" letters and updates thereof from the MC's independent certified public accountants addressed to the selling Shareholders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by independent certified public accountants in connection with comparable offerings.

             (i) Listing. MC will promptly file an application to authorize for quotation the MC Shares to be acquired hereunder on the Nasdaq National Market or such other securities exchange on which MC shares are then listed and will use its best efforts to obtain approval of such listing as soon as practicable.

             (j) Copies. MC shall furnish to each Shareholder such number of copies of the Registration Statement and of each amendment and post-effective amendment thereto, the prospectus and prospectus supplement, as applicable, in order to facilitate the disposition of the Registrable Securities by such Shareholder in accordance with this Section 6.

             (k) Notifications. MC shall notify each Shareholder if MC becomes aware that the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements there if not misleading in light of the circumstances then existing, and subject to Section 6 (d), at the request of any such Shareholder, prepare and furnish to such Shareholder a reasonable number of copies of an amendment or Supplement to the Registration Statement or related prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

             (l) Due Diligence. Upon reasonable notice, MC shall afford access, during normal business hours, to any Shareholder, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by any such Shareholder or underwriter, to all historical financial and other records and other pertinent information and corporate documents and properties of any of MC and its subsidiaries and affiliates, as shall be reasonably necessary to enable them to exercise their due diligence responsibility with respect to the Registration Statements.

             (m) Rule 144. MC shall file all reports required to be filed by it pursuant to the 1934 Act, such that the condition set forth in Rule 144(c) under the Securities Act, applying to the sale of MC Shares by the Shareholders pursuant to Rules 144 and/or 145, shall be satisfied.

             (n) Indemnification; Contribution. (i) Indemnification by MC. MC agrees to indemnify each Shareholder, its officers and directors and each person who controls such Shareholders (within the meaning of the Securities
Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (a) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus, or any amendment or supplement to any of the foregoing or any document incorporated by reference therein or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or a preliminary prospectus, in light of the circumstances under which they were made) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to MC by such indemnified party or its counsel expressly for use therein. Notwithstanding the foregoing provisions of this Section 6(n) (i), MC will not be liable to any Shareholder or any other person, if any, who controls such Shareholder, under the indemnity agreement in this Section 6(n)(i) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of such Shareholder's failure to send or give a copy of the final prospectus (at or prior to the written confirmation of the sale of the Registrable Securities to such person) to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission contained in any preliminary prospectus if such statement or omission was corrected in such final prospectus and MC has previously furnished copies thereof in accordance with this Agreement.

                 (ii) Indemnification by Shareholders. In connection with the Registration Statement, each Shareholder will furnish to MC in writing such information, including with respect to the name, address and the amount of Registrable Securities held by such Shareholder, as MC reasonably requests for use in such Registration Statement or the related prospectus and agrees to indemnify and hold harmless severally and not jointly (in the same manner and to the same extent as set forth in Section 6(n)(i)) MC and its affiliates, directors, officers and controlling persons against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement or prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Shareholder furnished in writing to purchaser by such Shareholder or its counsel specifically for inclusion therein.

                 (iii) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying person pursuant to this Section 6(n) except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (b) the indemnifying party shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, or (c) the defendants in such action include both an indemnified party and an indemnifying party and such indemnified party shall have reasonably concluded that representation by the same counsel would present a conflict of interest due to the availability to it of defenses which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events all indemnified parties shall have the right to employ not more than one counsel to represent all indemnified parties and the fees and expenses of no more than one such separate counsel shall be borne by the indemnifying party. The indemnifying party will not be subject to any liability for any settlement made without its consent (which will not be unreasonably withheld).

                 (iv) Contribution. If the indemnification from the indemnifying party provided for in this Section 6(n) is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(n)(iii), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

                 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(n) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(n), no Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Shareholder were offered to the public exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 If indemnification is available under this Section 6(n), the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 6(n)(i) or (ii), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 6(n)(iv).

                 7. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

                 8. Commissions. Each Shareholder and MC in connection with the transactions contemplated hereby, severally agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate. MC acknowledges that Shareholders shall have no liability for any fees of the AN Financial Adviser as described in the Merger Agreement.

                 9. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that AN shall pay all expenses of the Shareholders in connection with the preparation, negotiation and execution of this Agreement.

                 10. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                 11. Scope of Agreement. Nothing in this Agreement shall, is intended to, or shall be construed to, limit or in any way restrict the ability of any Shareholder to act in such Shareholder's capacity as an officer or director of AN or to exercise or carry out such Shareholder's fiduciary duties as an officer or director of AN, so long as such Shareholder fulfills his obligations under this Agreement.

                 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice).

                 If to MC, to:

                          Metrocall, Inc.
                          6910 Richmond Highway
                          Alexandria, Virginia 22306
                          Attention:  Vincent D. Kelly
                          Telecopy:        (703) 768-9625

                 with a copy to:

                          Wilmer, Cutler & Pickering
                          2445 M Street, N.W.
                          Washington, D.C. 20037
                          Attention:  George P. Stamas and Thomas W. White
                          Telecopy:        (202) 663-6363

                 If to any Shareholder, to the address listed under such Shareholder's name on Annex II hereto with copies to:

                          Waller Lansden Dortch & Davis
                          511 Union Street
                          Suite 2100
                          Nashville, TN 37219
                          Attention:  Ralph W. Davis
                          Telecopy:        (615) 244-6804

                                  And

                          Hutchins, Wheeler & Dittmar
                          101 Federal Street
                          Boston, MA 02110
                          Attention: James Westra
                          Telecopy:        (617) 951-1295

                 13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                 14. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that the rights of the parties under Section 6 hereof may be assigned to any transferee of 50,000 or more Registrable Securities, provided such transferee assumes the transferor's obligations thereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

                 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 16. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

                 17. Termination. This Agreement shall terminate on the earliest of (i) the expiration of the Option Period, (ii) the purchase by MC of all Owned Shares (other than the RR Option Shares) pursuant to this Agreement,
(iii) the agreement of the parties hereto to terminate this Agreement (iv) consummation of the Merger, (v) two business days after termination or expiration of the Offer without the purchase of any Shares pursuant thereto unless a Scenario II Trigger Event shall have occured and MC shall have purchased Shares in accordance with this Agreement, and (vi) termination of the Merger Agreement pursuant to its terms, provided that in any event this Agreement shall terminate on March 16, 1997, and provided further that the provisions of Sections 8, 9 and 18 hereof shall survive indefinitely and the provisions of Section 6 shall survive for the period provided therein.

                 18.      Indemnification.  Except as otherwise provided in
Section 6(n), MC shall indemnify, defend and hold harmless each Shareholder and each officer, director, employee, affiliate or agent of each Shareholder from and against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses) judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, this Agreement or any of the transactions contemplated hereby except to the extent such Claim arises from the gross negligence or willful misconduct of such Shareholder. Such indemnification shall be provided in the manner set forth in Section 6(n)(iii) hereof.

                 19. No Solicitation. Each Shareholder in its capacity as shareholder of AN acknowledges and agrees for himself or itself to comply with the provisions of Section 5.9 of the Merger Agreement regarding AN Acquisition Proposals.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholders and a duly authorized officer of MC on the day and year first written above.

                                 METROCALL, INC.


                                 By:/s/ VINCENT D. KELLY
                                    -------------------------
                                      Name:  Vincent D. Kelly
                                      Title: Vice President and
                                             Chief Financial Officer

                                    ANNEX I

                                   Signatures




/s/ RAY D. RUSSENBERGER
- ----------------------------------
Ray D. Russenberger


/s/ ELLIOTT H. SINGER
- ----------------------------------
Elliott H. Singer


/s/ IRBY C. SIMPKINS, JR.
- ----------------------------------
Irby C. Simpkins, Jr.


/s/ BROWNLEE O. CURRY
- ----------------------------------
Brownlee O. Curry


/s/ CHARLES A. EMLING, III
- ----------------------------------
Charles A. Emling, III


/s/ SUMMIT INVESTORS II, L.P.
- ----------------------------------
Summit Investors II, L.P.


/s/ SUMMIT VENTURES III, L.P.
- ----------------------------------
Summit Ventures III, L.P.

                                    ANNEX II

                                The Shareholders


                                                                                                  Number of Cash Purchase Shares
                                                                                                  ------------------------------
             Name and Address:                              Number of Owned Shares                (40%)
             -----------------                              ----------------------                -----

             Ray Russenberger                               3,010,833(1)/                          1,204,333
             c/o A+ Network, Inc.
             40 South Palafox Street
             Pensacola, FL  3250l
             Fax: (904) 432-0308

             Elliott H. Singer                              1,229,170                                491,668
             c/o A+ Network, Inc.
             2416 Hillsboro Rd.
             Nashville, TN  37212
             Fax:  (615) 385-4265

             Irby C. Simpkins                                 131,704                                 52,682
             c/o Nashville Banner
             1100 Broadway
             Nashville, TN  37203
             Fax:  (615) 259-8871

             Brownlee O. Curry                                131,704                                 52,682
             c/o Nashville Banner
             1100 Broadway
             Nashville, TN  37203
             Fax:  (615) 259-8871

             -----------------------


(1)/ Includes 299,375 shares subject to options granted by Mr. Russenberger. Mr. Russenberger retains voting power with respect to these shares.

             Chuck Emling                                   369,512(2)/                              147,805
             c/o A+ Network, Inc.
             40 South Palafox Street
             Pensacola, FL 32501
             Fax: (904) 432-0308


             Summit Investors II, L.P.                        8,223                                    3,288
             c/o Bruce Evans
             600 Atlantic Avenue
             Suite 2800
             Boston, MA  02210-2227
             Fax:  (617) 824-1100



             Summit Ventures III, L.P.                      644,397                                  257,759
             c/o Bruce Evans
             600 Atlantic Avenue
             Suite 2800
             Boston, MA 02210-2227
             Fax: (617) 824-1100


- ---------------
             (2)/ Certain shares held by these individuals are subject to an escrow agreement.